SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2011, Wound Care Innovations, L.L.C.(“WCI”), a Nevada limited liability company and wholly owned subsidiary of Wound Management Technologies, Inc., a Texas corporation, entered into a distribution agreement (the “Agreement”) with Juventas, LLC, a Texas limited liability company (“Juventas”).

Under the terms of the Agreement, Juventas is to serve as WCI’s exclusive North American distributor for WCI’s CellerateRX Powder product, as well as certain future external wound care products sold by WCI in powder form (such exclusivity being subject to certain exceptions set forth in the Agreement).

The Agreement provides for: (i) an upfront fee of $500,000, payable by Juventas to WCI on the date of the Agreement; (ii) an additional fee of $192,500, payable by Juventas to WCI on the date of the Agreement, to be applied to certain outstanding royalty obligations of WCI; (iii) payments from WCI to Juventas equal to 50% of gross profits received by WCI for sales to WCI’s existing customers during the 90-day period following the date of the Agreement (the “Transition Period”); (iv) payments from Juventas to WCI equal to 50% of gross profits received by Juventas for sales to WCI’s existing customers following the Transition Period; and (v) payments from Juventas to WCI equal to 20% of gross profits received by Juventas for all sales to customers other than WCI’s existing customers.

The Agreement also provides for certain minimum sales levels, including: (i) a minimum of $500,000 during the initial twelve-month period of the Agreement; (ii) an aggregate minimum of $9,000,000 in sales during the second twelve-month period of the Agreement; (iii) an aggregate minimum of $12,000,000 in sales during the third twelve-month period of the Agreement; and (iv) a minimum of $15,000,000 in sales during any subsequent twelve-month period of the Agreement.

Additionally, the Agreement affords WCI certain termination rights upon a change in control of WCI, and grants Juventas a limited right of first refusal on any offer to effect such a change in control.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit.
No.              Description
10.1        Distribution Agreement, dated March 8, 2011, between Wound Care
               Innovations, L.L.C. and Juventas, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: April 13, 2011	By:	/s/ Scott A. Haire
Scott A. Haire, Chief Executive Officer